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                                                                EXHIBIT 10.19

                        DEFERRED COMPENSATION AGREEMENT


        This DEFERRED COMPENSATION AGREEMENT ("Agreement") is made and entered into as of the 25th day of February, 1997, by and between Jaycor, a California corporation ("Jaycor"), and Eric P. Wenaas ("Wenaas"), President and Chief Executive Officer of Jaycor, and shall be effective upon the closing of the initial public offering of securities of Jaycor, or of any successor corporation, pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended.

                                    Recitals

        WHEREAS, Wenaas has previously relinquished his rights in certain stock options;

        WHEREAS, Wenaas is serving as President and Chief Executive Officer of Jaycor and performs key duties for Jaycor;

        WHEREAS, Jaycor acknowledges the hardship that would result from Wenaas' resignation from his duties at Jaycor; and

        WHEREAS, Jaycor desires to provide an incentive to Wenaas to continue the performance of such key duties.

                                   Agreement

        NOW, THEREFORE, in consideration of the covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement agree as follows:

        1. Deferred Compensation. Jaycor shall credit Forty Thousand Dollars ($40,000) into an account on behalf of Wenaas designated as non-funded deferred compensation ("Account") on each of January 15, 1998, January 15, 1999,
January 15, 2000 and January 15, 2001; provided that, on such date, Wenaas is employed by Jaycor or any of its subsidiaries. The balance of the Account shall accrue interest on January 31, April 30, July 31 and October 31 of each year at the prime rate published by Wells Fargo Bank on such date. In the event that Jaycor chooses not to maintain such Account, Jaycor shall be obligated to provide compensation in an amount equal to that which the Account balance would have been as described in this Section 1.

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        1.1     Termination Other than for Cause. In the event that Wenaas is terminated from employment by Jaycor other than for Cause, or in the event of Wenaas' death or disability, the amounts to be credited to the Account will be accelerated and the full One Hundred Sixty Thousand Dollars ($160,000) will become immediately due and payable to Wenaas or his heirs. For purposes of the Agreement, the following shall constitute Cause: (a) the willful and repeated failure of Wenaas to perform any material duties or the gross negligence of Wenaas in the performance of such duties; (b) unexplained, willful and regular absences of Wenaas from Jaycor unrelated to Jaycor's business; (c) excessive use of alcohol or illegal drugs interfering with the performance of Wenaas' duties;
(d) theft, embezzlement, fraud, misappropriation of funds or other acts of dishonesty; or (e) the conviction of a felony or other crime involving moral turpitude by Wenaas.

        1.2 Termination for Cause. In the event that the employment of Wenaas is terminated with Cause, the balance of the Account as of the last day of employment shall become due and payable to Wenaas within thirty (30) days of the termination of such employment.

    2. Jaycor's Duties. Jaycor has no obligations pursuant to this Agreement to retain Wenaas as an employee or otherwise, other than as expressly set forth herein.

    3. Rights to Account. Wenaas shall have no rights against Jaycor, other than the right of unsecured general creditor, with respect to the compensation due Wenaas under this Agreement. Weenas has no other interest in the Account nor in any asset of Jaycor. Nothing in this Agreement shall be construed as the creation of an escrow account, trust fund, or any other form of segregation of assets. Wenaas shall not have any right to assign, transfer, pledge, alienate or encumber the amounts credited to the Account, and any such attempt shall be null and void; nor shall such Account be subject to the debts, contracts, liabilities or torts of Wenaas.

    4. Entire Agreement. This Agreement is intended to be the final, complete and exclusive agreement between the parties concerning the deferred compensation for Wenaas' relinquishment of stock option rights and continued employment with Jaycor. The parties agree that this Agreement supersedes any and all other agreements pertaining in any manner to the deferred compensation, and any and all such agreements, including the Bonus Agreement dated June 14, 1991, shall have no further force or effect.

    5. Amendments. This Agreement may not be modified or amended, except by a writing signed by each of the parties. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

    6. Attorney's Fees. If any legal action or arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorney's fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.






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        7.      Severability.  If a court or arbitrator holds any provision of this agreement to be invalid, unenforceable, or void, the remainder of this Agreement shall remain in full force and effect.

        8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

        9. Further Acts. Each party to this Agreement agrees to perform any further acts and execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

                IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                        JAYCOR

                                        Jaycor, a California corporation


                                        By:  /s/ P. Randy Johnson
                                           -------------------------------
                                           Name:  P. Randy Johnson
                                           Title: Vice President, Finance



                                        WENAAS:


                                          /s/ Eric P. Wenaas
                                        -----------------------------------
                                              Eric P. Wenaas



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